Exhibit 27-(h)(11)(f): Amendment dated as of April 1, 2003 to the Administrative Services Agreement by and between ReliaStar Life Insurance Company and Neuberger Berman Management, Inc.

AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT

     This Amendment, dated as of April 1, 2003, between ReliaStar Life Insurance Company, a Minnesota corporation with its principal office located at 20 Washington Avenue South, Minneapolis, MN 55401 (the "Sub-Administrator"), and Neuberger Berman Management Inc., a New York corporation and an investment advisory company located at 605 Third Avenue, 2nd Floor, New York, NY 10158-0180 ("NBMI"), is made to the Administrative Services Agreement, dated as of December 31, 1997, between the Sub-Administrator and NBMI (the "Agreement"). Terms defined in the Agreement are used herein as therein defined.

     WHEREAS, the Sub-Administrator and NBMI are parties to the Agreement pursuant to which shares of the Funds are made available to Plans and the Sub-Administrator provides services to the Funds on behalf of NBMI with respect to the Plans and Participants.

     WHEREAS, in December 2000 and February 2001, the Funds were reorganized (the "Reorganization") from a two-tiered master-feeder structure to a single-tiered multi-class structure, in which the investment companies that had been known as "Neuberger Berman Equity Trust," "Neuberger Berman Income Trust," and "Neuberger Berman Equity Assets" (collectively, the Old Trust") and their series, such as "Neuberger Berman Guardian Trust" or "Neuberger Berman Partners Assets" (each, a "feeder fund"), were reorganized into the investment company known as Neuberger Berman Equity Funds (the "Trust"), the feeder funds became part of the corresponding series of the Trust (each, a "Fund"), and the Fund was organized into classes corresponding to the feeder funds; for example, "Neuberger Berman Guardian Trust" became "Neuberger Berman Guardian Fund Trust Class."

WHEREAS, the parties wish to amend the Agreement to reflect the Reorganization.

WHEREAS, the Sub-Administrator and NBMI wish to update the list of Funds designated as Appendix A to the Agreement.

     WHEREAS, NBMI and the Sub-Administrator have each entered into a membership agreement with the National Securities Clearing Corporation (the "NSCC"), which has developed systems through which mutual fund shares can be purchased, redeemed or exchanged ("Fund/SERV"), including the Defined Contribution, Clearance & Settlement service ("DCC&S") for Plans, and through which client-level account information can be exchanged between mutual funds and institutions, in accordance with the matrix level ("Matrix Level") of responsibility established by the NSCC ("Networking").

WHEREAS, the Sub-Administrator, on behalf of the Plans, would like to utilize Fund/SERV and DCC&S to process orders for Shares.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.      The Agreement is hereby amended by deleting the names of the investment companies listed in the left column wherever they may appear therein and substituting therefor the names and classes of the investment companies listed in the right column:

OLD NAMES Neuberger & Berman Equity Funds Neuberger & Berman Income Funds Neuberger & Berman Equity Trust Neuberger & Berman Income Trust Neuberger & Berman Equity Assets

NEW NAMES

Neuberger Berman Equity Funds Investor Class
Neuberger Berman Income Funds Investor Class
Neuberger Berman Equity Funds Trust Class
Neuberger Berman Income Funds Trust Class
Neuberger Berman Equity Funds Advisor Class

2.     The list of Funds designated as Appendix A to the Agreement is hereby deleted in its entirety and replaced by new Appendix A attached hereto. Notwithstanding anything to the contrary in the Agreement, NBMI may from time to time update Appendix A to the Agreement, with a copy to the Sub-Administrator in due course, to add a new Fund, delete an inactive or terminated Fund, or reflect the change of name of a Fund. The establishment by the Sub-Administrator of an account in any Fund, whether or not as yet reflected on an updated Appendix A shall constitute the agreement by the Sub-Administrator and NBMI to be bound by the provisions of this Agreement with respect to that Fund.

3. Article 4 of the Agreement is hereby amended by adding new subsection (q), which contains a representation of the Sub-Administrator as to Fund/SERV, as follows:

"(q) the Sub-Administrator has entered into a membership agreement with the NSCC, and has met all the requirements to participate in Fund/SERV and DCC&S."

4.     Schedule A to the Agreement is hereby superseded, for most purposes, by new Schedule A attached hereto; provided, however, that in the event that the Sub-Administrator is unable to utilize the procedures set forth in new Schedule A (covering trading through DCC&S) on a given Business Day, the Sub-Administrator shall use procedures set forth in the original Schedule A (covering manual trading) annexed to the Agreement.

5. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

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RELIASTAR LIFE INSURANCE COMPANY

By:	/s/ Laurie M. Tillinghast
Name:	Laurie M. Tillinghast
Title:	Vice President

NEUBERGER BERMAN MANAGEMENT INC.

By:	/s/ Peter E. Sundman
Name:	Peter E. Sundman
Title:	President

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TRUST; ADVISOR CLASSES

APPENDIX A
NAME OF FUND AND CLASS	NOTES	CUSIP	NASDAQ SYMBOL
Neuberger Berman Equity Funds, Trust Class
Neuberger Berman Focus Fund Trust Class		640917506	NBFCX
Neuberger Berman Genesis Fund Trust Class	closed to new investors	640917100	NBGEX
Neuberger Berman Guardian Fund Trust Class		640917209	NBGTX
Neuberger Berman International Fund Trust Class		640917704	NBITX
Neuberger Berman Manhattan Fund Trust Class		640917308	NBMTX
Neuberger Berman Millennium Fund Trust Class		640917803	NBMOX
Neuberger Berman Partners Fund Trust Class		640917407	NBPTX
Neuberger Berman Real Estate Fund Trust Class		641224845
Neuberger Berman Regency Fund Trust Class		640917886	NBREX
Neuberger Berman Technology Fund Trust Class
Neuberger Berman Socially Responsive Fund Trust Class		640917860	NBSTX
Neuberger Berman Income Funds, Trust Class
Neuberger Berman Limited Maturity Bond Fund Trust Class		640916201	NBLTX
Neuberger Berman Equity Funds, Advisor Class
Neuberger Berman Fasciano Fund Advisor Class		641224837
Neuberger Berman Focus Fund Advisor Class		64122M209	NBFAX
Neuberger Berman Genesis Fund Advisor Class	closed to new investors	64122M605	NBGAX
Neuberger Berman Guardian Fund Advisor Class		64122M308	NBGUX
Neuberger Berman Manhattan Fund Advisor Class		64122M407	NBMBX
Neuberger Berman Millennium Fund Advisor Class		641224829
Neuberger Berman Partners Fund Advisor Class		64122M506	NBPBX

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SCHEDULE A

DUTIES OF THE SUB-ADMINISTRATOR

In accordance with procedures established from time to time by agreement between NBMI and the Sub-Administrator, the Sub-Administrator shall provide the following services:

     1.     Account Information The Sub-Administrator shall maintain a record of the number of Shares held by the Accounts on behalf of each series of the separate account, and a record of the sub-accounts representing the beneficial interests of the Participants in such Shares. The Sub-Administrator shall also maintain records of residence or company address and taxpayer identification number of each Participant and indicate, if applicable, whether such Shares are held in certificate form.

     2.     Participant Services The Sub-Administrator shall investigate all inquiries from Participants and Plan Representatives relating to their interests in the Accounts and shall respond to all communications from Participants and Plan Representatives and others relating to the Sub-Administrator's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Sub-Administrator and NBMI.

     3.     Mailing Communications; Proxy Materials The Sub-Administrator or the Plan Trustee, at the request of the Sub-Administrator, shall address and mail to Participants and/or Plan Representatives, as applicable, on a timely basis all reports to shareholders, dividend and distribution notices, and proxy material for each of the Fund's meetings of shareholders as required by applicable law. In connection with meetings of shareholders, the Sub-Administrator or the trustee of the Plans, at the request of the Sub-Administrator, shall prepare with respect to Plans and/or Participants, as appropriate, shareholder lists, mail, and certify as to the mailing of proxy materials, process, and tabulate returned proxy cards, report on proxies voted prior to meetings, and certify Shares voted at meetings.

4. Purchase, Redemption and Exchange Instructions

            Section 4.1     (a) NBMI, on behalf of each Fund, hereby appoints the Sub-Administrator as each Fund's agent for the limited purpose of accepting orders for the purchase, redemption or exchange of Shares from Plans or Participants (collectively, the "Orders") and receipt by the Sub-Administrator of the Orders shall constitute receipt by the Fund of such Orders for purposes of determining the net asset value per share ("NAV") at which such Orders will be executed. The Sub-Administrator shall, as agent for NBMI, receive for acceptance Orders from Plans or Participants on each day that the New York Stock Exchange is open for business (a

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"Business Day"). The Sub-Administrator shall transmit instructions reflecting the Orders (collectively, the "Instructions") to NBMI via DCC&S on that Business Day.

                             (b) Orders for purchases of Shares received in proper form by the Sub-Administrator prior to 4:00 p.m. Eastern Time ("Close of Trading") on any Business Day ("Trade Date"), and with respect to which Instructions are timely transmitted to NBMI via DCC&S up to the latest time trades are accepted by Fund/SERV under DCC&S (which currently is Cycle 7 on the Business Day next following Trade Date ("DCC&S Cut-Off")), shall be deemed to have occurred, and shall be credited to the Account, at the NAV next calculated after the Close of Trading on Trade Date.

                             (c ) The Sub-Administrator shall in no event transmit Instructions based on Orders received after the Close of Trading on any Business Day for processing at that Business Day's NAV. Orders received in proper form by the Sub-Administrator after the Close of Trading on any Business Day shall be treated as if received by the Sub-Administrator on the next following Business Day. The Sub-Administrator warrants that all Instructions transmitted to NBMI, the Funds or their transfer agent for processing as of a particular Trade Date will relate only to Orders received by the Sub-Administrator prior to the Close of Trading on that Trade Date.

            Section 4.2     Instructions transmitted by the Sub-Administrator for the purchase, redemption or exchange of Shares shall be processed by NBMI only at the NAV calculated after receipt by the Sub-Administrator of the Orders on which the Instructions are based, as set forth in the then-current prospectuses of the Funds. The Sub-Administrator shall process all Orders in accordance with the procedures set forth in each Fund's then current prospectus and statement of additional information. The Sub-Administrator shall request prior approval from NBMI for a single purchase, redemption or exchange Order for one million dollars ($1,000,000).or more of which it has prior knowledge.

            Section 4.3     All orders for the purchase of Shares shall be subject to acceptance or rejection by NBMI in its sole discretion. The Sub-Administrator shall receive confirmation of purchases, redemptions and exchanges, and notice of any rejections, from NBMI via DCC&S. Conditional orders for the purchase, redemption or exchange of shares will not be accepted.

            Section 4.4     On any Trade Date, the Sub-Administrator shall not be given, with respect to any Fund, an NAV calculated prior to the Close of trading on that Trade Date (an "As Of Trade"), without the prior approval of NBMI. For purposes of this Agreement, those Instructions transmitted by the Sub-Administrator on any Business Day up to the DCC&S Cut-Off shall not be considered As Of Trades. An As Of Trade may be sought by the Sub-Administrator no later than the second Business Day following Trade Date. NBMI shall have complete and sole discretion as to whether or not to accept an As Of Trade. When an As Of Trade is sought, the Sub-Administrator or Agent shall transmit estimates of purchase and redemption totals for the applicable period to NBMI prior to the Close of Trading of the Trade Date

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as of which the trade is sought. The Sub-Administrator shall confirm such estimates to NBMI no later than 8:30 A.M. EST on the Business Day following the day the As Of Trade is sought.

            Section 4.5     The Sub-Administrator shall not cancel or correct a previously transmitted Instruction without the prior approval of NBMI. Corrections shall be made no later than the second Business Day following the Trade Date on which the incorrect transaction occurred. NBMI shall have complete and sole discretion as to whether or not to allow the correction to be made.

            Section 4.6     The Sub-Administrator agrees it will not transmit purchase Instructions for Individual Retirement Accounts for which State Street Bank, the Funds' custodian and transfer agent ("State Street"), is the designated trustee or custodian, unless otherwise agreed to in writing by NBMI, State Street and the Funds.

            Section 4.7     In the event of overpayment to the Sub-Administrator upon redemption for any reason, the Sub-Administrator agrees to use its best efforts to collect such overpayment. If, after such efforts, the Sub-Administrator is not able to recover all of such overpayment, the Sub-Administrator will cooperate with the attempts of NBMI or the Fund to recover any portion of the overpayment, including providing NBMI or a Fund with information reasonably available to the Sub-Administrator as to the identity of the Plans or Participants from whom such remainder has not been recovered. The Sub-Administrator shall bear the ultimate loss for such overpayment.

            Section 4.8     The Sub-Administrator shall, upon receipt of the monies paid to it by the Funds through Fund/SERV for the redemption of Shares, pay such monies to Plans or Participants. The Sub-Administrator shall not process or effect any redemption with respect to Shares of a certain Fund after receipt by the Sub-Administrator of notification of the suspension of the determination of the net asset value of such Fund.

Article 5. Networking

            Section 5.1     Until such time as the Sub-Administrator may establish one or more Networking Accounts, the provisions of this Article 5 shall not apply to the parties. The parties acknowledge and understand that the Sub-Administrator initially will not be setting up Networking Accounts and will not be sending NBMI Networking information.

            Section 5.2     If and when the Sub-Administrator establishes Networking Accounts, the parties to this Agreement shall be bound by the terms of the Networking Agreement filed by each with the NSCC and the following provisions of this Article 4 to the Agreement. Without limiting the generality of the following provisions of this Article 4, if and when the Sub-Administrator establishes Networking Accounts, the parties shall each perform any and all duties, functions, procedures and responsibilities assigned to them and as otherwise

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established by the NSCC applicable to the Matrix Level utilized by the Sub-Administrator at that time or to any Matrix Level agreeable to the parties utilized in the future.

            Section 5.3     If and when the Sub-Administrator establishes Networking Accounts, NBMI or its agent shall accept, and effect changes in its records upon receipt of, instructions, communications and actions from the Sub-Administrator or Agent electronically through Networking without supporting documentation from the Client. NBMI or its agent shall be responsible for processing any such instructions, communications or actions from the Sub-Administrator or Agent and for executing the Sub-Administrator's or Agent's instructions in a timely manner.

            Section 5.4     If and when the Sub-Administrator establishes Networking Accounts, any information transmitted through Networking by one party to the other through Networking and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. Each party shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by the such party.

            Section 5.5     For each Networking Account that may be established by the Sub-Administrator, the Sub-Administrator shall provide the Funds and NBMI with all information necessary or appropriate to establish and maintain such Networking Account (and any subsequent changes to such information), which the Sub-Administrator hereby certifies, to the best of the knowledge of the Sub-Administrator, is and shall remain true and correct. The Sub-Administrator shall comply in all respects with any and all applicable obligations relating to withholding pursuant to the Internal Revenue Code of 1986, as amended ("Code"), and promptly shall advise the Funds or the NBMI of any matter that may affect the responsibilities of the Funds or the NBMI to Plans or Participants pursuant to the Code. The Sub-Administrator shall maintain adequate documentation to verify the relevant information regarding each Networking Account.

            Section 5.6     If and when the Sub-Administrator establishes Networking Accounts, and unless otherwise prohibited by law, upon receipt of appropriate instructions from a Client, the Sub-Administrator promptly shall execute the Client's instructions to terminate the maintenance of the Client's Networking Account.

            Section 5.7     If and when the Sub-Administrator establishes Networking Accounts, all information that is received by the Sub-Administrator from the Funds or NBMI for inclusion in Client tax statements relating to an Account shall be reported to the Client accurately, completely and in a timely manner by the Sub-Administrator.

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            Section 5.8     If and when the Sub-Administrator establishes Networking Accounts, the official records of the Networking Accounts shall be as determined by NBMI or its agent. The Sub-Administrator and NBMI shall reconcile any differences between the Sub-Administrator's records and NBMI's records. The Sub-Administrator and NBMI shall each designate liaison personnel to communicate, control and execute any required corrections or reconciliations with respect to any Account. In the event of any discrepancy between the records of the Sub-Administrator and NBMI regarding a Networking Account, the records of NBMI shall control pending resolution of the discrepancy.

            Section 5.9     If and when the Sub-Administrator establishes Networking Accounts, in the event any overpayment of dividends is made to the Sub-Administrator by NBMI, the Sub-Administrator shall promptly repay such overpayment to the NBMI, but in no event more than fifteen (15) days after the Sub-Administrator receives notice of such overpayment. If any overpayment is not timely repaid to NBMI, the Sub-Administrator authorizes NBMI, the Funds, or any of their affiliates, to offset any such overpayment against any funds otherwise payable to the Sub-Administrator for the Sub-Administrator's own account by NBMI, the Funds or their affiliates, including, without limitation, service fees; provided, however, that an overpayment to the Sub-Administrator shall not be subject to such offset if the overpayment was the result of an error or other negligent act or omission on the part of the Funds or NBMI; and provided further, that the Sub-Administrator shall not be required to repay, out of its own funds, an overpayment forwarded to a Client that is a client of the Sub-Administrator and the Sub-Administrator shall instead provide NBMI with the name and address of such client, if (x) the overpayment to the Sub-Administrator is not the result of an error or other negligent act or omission on the part of the Sub-Administrator, and (y) such client is no longer a Client of any Fund.

Article 6. Dividends

               Upon the declaration of each dividend and each capital gain distribution by the Funds' Boards of Trustees with respect to Shares, the Funds shall furnish or NBMI shall furnish or cause the Funds to furnish to the Sub-Administrator information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the amount payable per share to the shareholders of record as of that date, the total amount payable to the Sub-Administrator as nominee on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value or in cash. On or before the payment date specified in such resolution of the Funds' Board of Trustees, the Custodian will pay to the Sub-Administrator sufficient cash to make payment to the Plans or Participants of dividends or, if applicable, other distributions payable in cash. As among the Funds, NBMI and the Sub-Administrator, the Sub-Administrator shall be solely responsible for any liabilities arising from such cash dividend payments reported by Plans or Participants as lost, stolen, materially altered, or forged.

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